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                                                                  EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT


       This Employment Agreement ("Agreement") is entered into this 28th day of July, 2000, by and between Karen Miller (the "Executive") and APACHE MEDICAL SYSTEMS, INC. (the "Company").

       WHEREAS, the Company wishes to retain the services of the Executive, and

       WHEREAS, Executive desires to be employed by the Company,

       NOW, THEREFORE, in consideration of the promises and mutual agreements made herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

       1. Employment Term. Subject to Section 6, the term of this Agreement shall be from July 28, 2000 through October 1, 2002. Should the Parties wish to extend this Agreement beyond October 1, 2002, the Parties shall enter into a renewal agreement delineating the terms and conditions of Executive's employment no later than July 1, 2002.

       2. Employment Duties. Executive will serve as Vice President and Chief Financial Officer of the Company subject to the direction of the Chief Executive Officer and the Board of Directors. Executive shall be fully responsible for all facets of the Company's financial functions, including investor relations and the supervision and management of the department. Executive agrees to perform and discharge the duties assigned to her to the Company's reasonable satisfaction. In performing such duties, Executive agrees to comply fully with all of the Company's policies and standards and to follow the lawful instructions and directives of the Chief Executive Officer and Board of Directors. Executive shall, on a full-time basis, serve the Company faithfully, diligently, competently and to the best of her ability and in accordance with the Agreement and applicable law.

       3.   Compensation.


            (a). Base Annual Salary. For all services rendered by Executive under this Agreement, the Company will pay Executive a base salary of $146,000 per annum, in equal semi-monthly installments, beginning October 1, 2000 which shall be subject to review annually by the Compensation Committee of the Board of Directors. Effective October 1, 2001, the base annual salary will be increased by not less than 6%. The Company shall withhold federal and state income and employment taxes from the salary amounts it disburses to Executive under this Section.

            (b). Performance Bonus. Executive will receive an annual performance bonus of up to 50% . In no instance shall the annual performance

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bonus be less than 25%. The performance bonus will be paid no later than
February 28, 2001 for 2000 performance and no later than February 28, 2002 for 2001 performance.

       4.   Benefits.

            (a). Executive will be entitled during the term of this Agreement to four (4) weeks paid vacation and sick leave benefits as provided by the Company's standard policies. Additionally, Executive shall be entitled during the term of this Agreement to other benefits as may be provided from time to time by the Company to its employees if and when she meets the eligibility requirements for such benefits. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees and their dependents.

            (b). The Company shall reimburse Executive for all reasonable expenses incurred in connection with the performance of her duties under this Agreement pursuant to the Company's standard business expense reimbursement policies.

            (c). The Company will provide two (2) weeks paid leave for the purposes of continuing education and professional development. The Company will pay for all reasonable expenses incurred in connection with continuing education and professional development, including travel costs, up to $5,000 per year.


       5. Stock Options. Upon Executive's execution of this Agreement, Executive will, as soon as practically possible, receive 20,000 incentive stock options in the Company (the "Incentive Stock Options"). On the one year anniversary of the signing of this Agreement , Executive will receive 20,000 additional Incentive Stock Options. Incentive Stock Options are issued in accordance with the provisions and requirements of the Incentive Stock Option Agreement attached as Exhibit 1 to this Agreement.

       6.   Termination.

            (a). For Cause. Notwithstanding any other provision of this Agreement, the Company may terminate Executive's employment for cause at any time without notice. For purposes of this Agreement, "cause" shall mean the Executive's (i) commission of an action against or in derogation of the interests of the Company which constitutes an act of fraud, dishonesty, or moral turpitude, or which, if proven in a court of law, would constitute a violation of a criminal code or similar law; (ii) by reason of mental or physical incapacity or disability, becoming unable to perform the essential functions of her position for a period of ninety (90) days; (iii) material breach of any lawful material duty or obligation imposed upon the Executive by the Company; or
(iv) divulging the Company's confidential information. If the Executive is terminated pursuant to this Section 6(a), the Company's obligations under this Agreement shall cease, and, except as required by


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applicable law, Executive shall forfeit all rights to receive any other compensation or benefits under this Agreement, except that she shall be entitled to her base salary for services rendered through the date of termination, accrued but unpaid vacation benefits through the effective date of termination and any stock options vested as of her termination date. Termination of the Executive pursuant to this Section 6(a) shall not relieve her of her obligations under Sections 10, 11 and 12.

            (b). Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate Executive's employment and this Agreement without cause by providing Executive sixty (60) days written notice, provided that in the event of such termination, Executive shall be entitled to all vested Incentive Stock Options, which may be exercised as defined in this Agreement, and continuation of her salary and Company-paid health benefits for nine (9) months after the effective date of her termination. The Company will also continue Executive's life insurance and disability benefits during this nine (9) month period to the extent that the terms of its group insurance policies and/or plans extend coverage to non-employees. Additionally, any Incentive Stock Options that would have vested in the three months after the effective date of Executive's termination will be accelerated to, and vest on, the effective termination date. Executive's vested Incentive Stock Options may be exercised three (3) months after the effective date of her termination.

            (c). Material Change in Responsibilities. Notwithstanding any other provision of this Agreement, should the Company materially change Executive's responsibilities, Executive may provide the Company thirty (30) days written notice of her objection to such change. The Company shall be afforded sixty (60) days from receipt of such notice to respond to and cure Executive's objection(s). Should the Company fail to restore Executive's responsibilities in full during this sixty (60) day period, Executive shall be entitled to resign and such resignation for purposes of salary and benefit continuation and vesting, shall be treated as a termination without cause as defined in Section 6(b). For purposes of this Section, a "material change in responsibility" shall mean a material change in her duties or authority.

       7.   Termination Due to Change in Control.

            (a). Defined. For purposes of this Agreement, a "change in control" is: (1) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13D-3 promulgated under such Act) of thirty percent (30%) or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally; (2) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do

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not, immediately thereafter, own more than thirty percent (30%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities; (3) a liquidation or dissolution of the Company; or (4) the sale of all or substantially all of the Company's assets.

            (b). In the event that a change in control results in either an involuntary termination of Executive through elimination of her position or transfer of Executive to a location outside of a 50-mile radius of the Company's office at 1650 Tysons Boulevard in McLean, Virginia, Executive shall be entitled to all Incentive Stock Options which have vested or are otherwise due to vest pursuant to Section 10 of the Executive's Incentive Stock Option Agreement with the Company, and continuation of her salary and Company-provided health, disability and life insurance benefits for nine (9) months as provided in
Section 6(b).

            (c). In the event of Executive's termination pursuant to Section 7(b), Executive may, at her sole option, elect to receive payment of her nine
(9) months salary in the form of a lump sum distribution, less applicable withholdings, which shall be payable within twenty (20) days of the effective date of her termination. Executive's election to such a lump sum distribution shall not diminish Executive's obligations under Sections 10, 11 and 12.

            (d). A "change in control" will not effect or diminish Executive's rights and obligations under any provision of this Agreement, including, without limitation, Sections 10, 11 and 12.

       8. Resignation. Notwithstanding any other provision of this Agreement, the Executive may terminate her employment at any time during the term of this Agreement. If the Executive provides the Company thirty (30) days written notice, Executive shall be entitled to all vested Incentive Stock Options, which may be exercised as defined in this Agreement, and continuation of her salary and Company-paid health benefits for three (3) months after the effective date of her resignation. The Company will also continue Executive's life insurance and disability benefits during this three (3) month period to the extent that the terms of its group insurance policies and/or plans extend coverage to non-employees. Additionally, any Incentive Stock Options that would have vested in the three months after the effective date of Executive's termination will be accelerated to, and vest on, the effective termination date. Executive's vested Incentive Stock Options may be exercised three (3) months after the effective date of her termination.



       9. Selection of President or Chief Executive Officer. In the event that the Board of Directors selects a new President or Chief Executive Officer, other than Executive or William A. Knaus, M.D., during the term of this Agreement, Executive shall notify the Board in writing of any objections she may have to the newly elected President or Chief Executive Officer within sixty (60) days of his or

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her selection. The Board shall thereafter be afforded forty-five (45) days to resolve and redress Executive's concerns. Should the Board fail to redress Executive's objections to her satisfaction, Executive may resign her employment and receive the salary and continuation of her benefits as provided in Section 6(b).

       10. Confidentiality. In the course of performing her duties under this Agreement, Executive will have access to "Confidential Information." Executive agrees and acknowledges that this Confidential Information constitutes a valuable and unique asset of the Company and that its protection is of critical importance to the Company. To ensure that such Confidential Information is not disclosed or divulged to third persons, Executive agrees as follows:

            (a). that Confidential Information is owned by the Company and is to be held by Executive in trust and solely for the benefit of the Company;

            (b). that she shall not disclose or otherwise make available such Information to any person or entity without the prior written authorization of the Board of Directors of the Company, except as necessary for the performance of Executive's services under this Agreement;

            (c). that she shall not in any way utilize such Confidential Information for the gain or advantage of Executive or others or to the detriment of the Company; and

            (d). that upon termination of this Agreement, she shall promptly return any and all such Confidential Information to the Company and shall continue to abide by the confidentiality provisions of this Section.

       For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, information that has been created, discovered, developed, or otherwise become known to APACHE (including, without limitation, information created, discovered, developed, or made known by Executive during the period of this Agreement) and/or in which property rights have been assigned or otherwise conveyed to APACHE, which information has commercial value in the business in which APACHE is or may become engaged. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, structures, formulas, data and know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about APACHE's employees and/or consultants (including without limitation, the compensation, job responsibility and job performance of such employees and/or consultants). Additionally, Confidential Information shall include certain information that has been made known to APACHE from third parties, including, but not limited to, patient identifying information, physician identifying information, information that would link a client's name to individual data, and any information protected by a confidentiality agreement or terms and conditions of an agreement regarding confidentiality.


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       11.  Non-Competition. Executive agrees and acknowledges that the
Company has a legitimate and necessary interest in protecting its goodwill, customer and client relationships, and Confidential Information. Consistent with that interest, Executive agrees that during the term of this Agreement and for a period of twelve (12) months following her receipt of notice of termination under Section 6, that she will not, directly or indirectly, own, manage, control, participate in, consult with, render services to or otherwise engage in any Competitive Business, or solicit or assist any other person to engage in any Competitive Business.

            (a). For purposes of this Agreement, "Competitive Business" is defined as (1) all entities and/or individuals with whom the Company has a contract to provide support and services; (2) entities and/or individuals that the Company has identified on its key prospect list at the time Executive receives notice of her termination; and/or (3) any other business engaged in developing, selling, licensing or otherwise merchandising computer programs, databases and related manuals, service and/or know-how for the purpose(s) of:
(i) managing the quality and utilization of patient care or related services using outcomes management applications; or (ii) assessing and/or predicting mortality and other treatment outcomes of hospital patients or outpatients; or
(iii) otherwise recording patient health factors in connection with severity adjusted outcomes for the purpose of predicting their treatment, managing clinical productivity or containing costs through the use of these outcomes management applications. Ownership of not more than three percent (3%) or the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market shall not constitute ownership of a Competitive Business within the meaning of this provision. If the Company expands, diminishes and/or changes the scope of its business during the term of this Agreement, the definition of Competitive Business hereunder will be considered automatically revised to incorporate any such expansion, diminution and/or change.

       12.  Non-Solicitation.

            (a). Executive agrees that during the term of this Agreement and for a twelve (12) month period following her receipt of notice of her termination under Section 6, she will not, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit Competitive Business from any individual or entity that was a customer of the Company at any time during the six (6) month period immediately prior to Executive's termination of employment with the Company.

            (b). Executive agrees that during the term of this Agreement and for a twelve (12) month period following her receipt of notice of her termination under Section 6, she will not, directly or indirectly, without the prior written consent of the Company, solicit or induce any employee of the Company to leave the employ of the Company or hire for any purpose any employee of the Company.


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       13.  Remedies. Executive agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 10, 11 and 12 would cause irreparable injury to the Company, that the remedy at law for such violation or threatened violation would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

       14. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

       If to the Company:                        William A. Knaus, M.D.
                                                 Chief Executive Officer
                                                 APACHE Medical Systems, Inc.
                                                 1650 Tysons Boulevard
                                                 McLean, VA 22102-3915

       Notice to Executive:                      Karen Miller

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       Executive shall notify the Company by certified mail of any change in her address, and thereafter, the Company shall forward any notices under this Agreement to Executive at such new address.

       15. Entire Agreement. This Agreement embodies the entire agreement of the Parties relating to Executive's employment and supersedes all prior agreements, oral or written. No amendment or modification of this Agreement shall be valid or enforceable unless made in writing and signed by the Parties.

       16. Assignment. This Agreement is one for personal services and may not be assigned by Executive to a third party.

       17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

       18. Severability. Should one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, such provisions or portions thereof shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement or portions thereof shall nevertheless be valid, enforceable and remain in full force and effect. The Company's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity.



-----------------------------------                ----------------------------
Karen Miller                                       APACHE MEDICAL SYSTEMS, INC.


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                                                    By:
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Date                                                Date


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